Exhibit 10.5

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is entered into between Audentes Therapeutics, Inc. (“Company”) and Matthew Patterson (“Employee”). This Agreement is effective as of July 16, 2013 (“Effective Date”).

In consideration of the promises and the terms and conditions set forth in this Agreement, the parties agree as follows:

1. Position and Duties. As of the Effective Date, Employee will serve as Chief Executive Officer of the Company and will report to the Company’s Board of Directors (the “Board”). Employee will render such business and professional services in the performance of his duties, consistent with Employee’s position, as shall reasonably be assigned to him by the Company.

2. Board Seat. Employee may be removed from the Board in accordance with applicable law and the Company’s bylaws. If Employee ceases to be employed by the Company, Employee will resign from all Board positions at the request of the Company.

3. Exclusive Service. Employee will be expected to devote his full working time and attention to the business of the Company, and will not render services to any other business without the prior approval of the Board or, directly or indirectly, engage or participate in any business that is competitive in any manner with the business of the Company. Employee will also be expected to comply with and be bound by the Company’s operating policies, procedures and practices that are from time to time in effect during the term of his employment.

4. At-Will Employment. Employee and the Company understand and acknowledge that Employee’s employment with the Company constitutes “at-will” employment, and the employment relationship may be terminated at any time, with or without cause and with or without notice.

5. Compensation and Benefits.

5.1. Base Salary. While employed by the Company pursuant to this Agreement, the Company shall pay the Employee an annual base salary of $325,000 payable in accordance with the Company’s normal payroll practices. The Company shall periodically review (at least annually) Employee’s compensation and benefits, provided that any changes thereto shall be determined by the Company in its sole and absolute discretion. The Employee’s base salary in effect from time to time is referred to herein as the “Base Salary.”

5.2. Target Bonus. Employee will be eligible to receive an annual cash bonus in a target amount equal to 30% of the Employee’s Base Salary (the “Target Bonus”). To receive payment of any Target Bonus, Employee must be employed by the Company at the time the bonus is paid, such date to be not later than March 15 of the year following the year in which the applicable performance objectives are to be measured. Employee will be eligible to receive the Target Bonus in such amount and upon such terms as shall be determined by the Board. Notwithstanding the foregoing, Employee’s Target Bonus for the 2013 year shall be earned upon the achievement of performance objectives mutually agreed upon between Employee and the Board within Ninety (90) days following the Effective Date.

5.3. Employee Benefits. Employee shall be eligible to participate in all employee benefit plans and arrangements, including, but not limited to, medical, dental, vision and long-term disability insurance benefits and arrangements, as are made available by the Company to its other senior executives, subject to the terms and conditions thereof, on terms not less favorable than are made available to the Company’s other senior executives.

5.4. Vacation. Employee will be entitled to paid vacation and holidays pursuant to the terms of the Company’s vacation policy as may exist from time to time.

6. Stock Options. The Company will grant Employee an option under the Company’s 2012 Equity Incentive Plan (the “Plan”) to purchase Six Hundred Thirty-Nine Thousand Nine Hundred Ninety-Four (639,994) shares of the Company’s Common Stock (the “Option”). The Option will have an exercise price per share equal to the fair market value of a share of the Company’s common stock on the date of grant and will vest over four (4) years, with 25% of the total number of shares subject to the Option vesting on the one-year anniversary of the date of grant and the remainder vesting quarterly thereafter in equal installments. Vesting will depend on Employee’s continued service with the Company and will be subject to the terms and conditions of the Plan and the written Stock Option Agreement governing the Option. Notwithstanding the foregoing, in the event of certain separations from service from the Company, the vesting of the Option will be accelerated as set forth in Section 11.3. The Board may, in its sole discretion, provide Employee with equity grants in addition to the Option set forth above, and the vesting of any such equity grant will be accelerated as set forth in Section 11.3.

7. Founder’s Restricted Stock. Employee and the Company hereby agree that contemporaneously with and contingent and effective upon the Initial Closing, as such term is defined in that certain Series A Preferred Stock Purchase Agreement, dated on or about the date hereof, by and between the Company and the parties listed on Exhibit A thereto, Employee and the Company will enter into an amendment to the Founder’s Restricted Stock Purchase Agreement, dated as of December 21, 2012, by and between Employee and the Company (the “Purchase Agreement”), in substantially the form attached hereto as Exhibit A.

8. Expenses. The Company will, in accordance with applicable Company policies and guidelines, reimburse Employee for all reasonable and necessary expenses incurred by Employee in connection with his performance of services on behalf of the Company.

9. Inventions and Proprietary Information. Employee hereby acknowledges and agrees that he has executed the Employee Invention Assignment and Confidentiality Agreement, effective as of November 13, 2012, by and between Employee and the Company, a copy of which is attached hereto as Exhibit B, and that such agreement remains in full force and effect.

10. Definitions.

10.1. Cause. For purposes of this Agreement, “Cause” means (i) Employee’s failure to satisfactorily perform Employee’s duties after there has been delivered to Employee a written demand for performance which describes the specific deficiencies in Employee’s performance and the specific manner in which Employee’s performance must be improved, and which provides thirty (30) business days from the date of notice to remedy such performance deficiencies; (ii) Employee’s conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude which the Board believes has had or will have a detrimental effect on the Company’s reputation or business, (iii) Employee engaging in an act of gross negligence or willful misconduct in the performance of his employment obligations and duties, (iv) Employee’s committing an act of fraud against, material misconduct or willful misappropriation of property belonging to the Company; (v) Employee engaging in any other misconduct that has had or will have a material adverse effect on the Company’s reputation or business; or (vi) Employee’s breach of the Employee Invention Assignment and Confidentiality Agreement or other unauthorized misuse of the Company’s trade secrets or proprietary information.

10.2. Change in Control. For purposes of this Agreement “Change in Control” means (i) a sale, conveyance, exchange or transfer (excluding any venture-backed or similar investments in the Company) in which any person or entity, other than persons or entities who as of immediately prior to such sale, conveyance, exchange or transfer own securities in the Company, either directly or indirectly, becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than fifty (50%) percent of the total voting power of all its then outstanding voting securities; (ii) a merger or consolidation of the Company in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation; or (iii) a sale of substantially all of the assets of the Company or a liquidation or dissolution of the Company.

10.3. Disability shall have that meaning set forth in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).

10.4. Good Reason. For purposes of this Agreement, “Good Reason” means any of the following taken without the Employee’s written consent and provided (a) the Company receives, within thirty (30) days following the occurrence of any of the events set forth in clauses (i) through (iv) below, written notice from the Employee specifying the specific basis for Employee’s belief that Employee is entitled to terminate employment for Good Reason, (b) the Company fails to cure the event constituting Good Reason within thirty (30) days after receipt of such written notice thereof, and (c) the Employee terminates employment within the earlier of ten days (10) days following expiration of such cure period or receipt from the Company that such deficiencies will not be cured: (i) a material change, adverse to Employee, in Employee’s position, titles, offices or duties; (ii) an assignment of any significant duties to Employee that are inconsistent with Employee’s positions or offices held under this Agreement; (iii) a decrease in Employee’s Base Salary by more than 10% (other than in connection with a general decrease in the base salary of all other executive officers); or (iv) the relocation of the Employee to a facility or a location more than fifty (50) miles from Employee’s then current location.

11. Effect of Separation from Service. For purposes of this Agreement, no payment will be made to Employee upon termination of Employee’s employment unless such termination constitutes a “separation from service” within the meaning of Section 409A of the Code, and Section 1.409A-1(h) of the regulations promulgated thereunder.

11.1. Separation for Cause, Death, Disability or Voluntary Separation from Service. In the event of any separation from service of Employee’s employment by the Company for Cause or in the event of the Employee’s death, Disability or voluntary separation from service at any time and for any reason, the Employee will be paid only (i) any earned but unpaid Base Salary, and (ii) other unpaid vested amounts or benefits under the compensation, incentive and benefit plans of the Company in which Employee participates, and (iii) reimbursement for all reasonable and necessary expenses incurred by Employee in connection with his performance of services on behalf of the Company in accordance with applicable Company policies and guidelines, in each case as of the effective date of such separation from service (the “Accrued Compensation”). Employee will be allowed to exercise his vested stock options to purchase Company common stock, if any, during the time period set forth in, and in accordance with, the Plan and governing stock option agreement(s).

11.2. Separation from Service without Cause or for Good Reason Prior to a Change in Control. In the event of the Employee’s separation from service from the Company without Cause or for Good Reason, and provided that Employee delivers to the Company a signed settlement agreement and general release of claims in favor of the Company in a form reasonably specified by the Company (the “Release”), and satisfies all conditions to make the Release effective, within sixty (60) days following Employee’s separation from service, then, in addition to the Accrued Compensation, Employee shall be entitled to the following:

(a) A lump sum cash payment in an amount equal to Six (6) months of Employee’s Base Salary, payable on the Ninetieth (90th) day following the date of Employee’s separation from service; and

(b) Provided Employee timely elects to continue health coverage under COBRA, for Employee and/or Employee’s eligible dependents, the Company shall reimburse Employee for any monthly COBRA premium payments made by Employee to continue such coverage for the Twelve (12) month period measured from the first month following the month in which Employee’s separation from service occurs.

11.3. Separation from Service Following a Change in Control. In the event of the Employee’s separation from service from the Company without Cause or for Good Reason, in each case during the period of time commencing ninety (90) days prior to the execution of a definitive agreement providing for the consummation of a Change in Control and ending on the first anniversary of the consummation of such Change in Control, and provided that Employee delivers to the Company the signed Release, and satisfies all conditions to make the Release effective, within sixty (60) days following Employee’s separation from service, then, in addition to the Accrued Compensation, Employee shall be entitled to the benefits as set forth below:

(a) The payments set forth above in Sections 11.2(a) and (b);

(b) Acceleration as to 100% of the unvested shares subject to the Option;

(c) Acceleration as to 100% of the unvested shares issued to Employee pursuant to the Purchase Agreement; and

(d) Acceleration as to 100% of the unvested portion of any other equity award granted to the Employee following the Effective Date.

For the avoidance of doubt, the severance payments and benefits payable pursuant to Section 11.2 or Section 11.3 above are not cumulative.

11.4. Parachute Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then, Employee’s severance and other benefits under this Agreement shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such severance and other benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Employee on an after-tax basis, of the greatest amount of severance benefits under this Agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Any reduction shall be made in the following manner: first a pro rata reduction of (i) cash payments subject to Section 409A of the Code as deferred compensation and (ii) cash payments not subject to Section 409A of the Code, and second a pro rata cancellation of (i) equity-based compensation subject to Section 409A of the Code as deferred compensation and (ii) equity-based compensation not subject to Section 409A of the Code. Reduction in either cash payments or equity compensation benefits shall be made prorata between and among benefits which are subject to Section 409A of the Code and benefits which are exempt from Section 409A of the Code. Unless the Company and Employee otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

12. Miscellaneous.

12.1. Arbitration. Employee and the Company agree to submit to mandatory binding arbitration, in Santa Clara County, California, any and all claims arising out of or related to this agreement and Employee’s employment with the Company and the termination thereof, except that each party may, at its or his option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s proprietary, confidential or trade secret information. EMPLOYEE AND THE COMPANY HEREBY WAIVE ANY RIGHTS TO TRIAL BY JURY IN REGARD TO SUCH CLAIMS. This agreement to arbitrate does not restrict Employee’s right to file administrative claims Employee may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, Employee and the Company agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based.

12.2. Indemnification. The Company shall indemnify Employee with respect to activities in connection with his employment hereunder to the fullest extent provided in the Company’s bylaws. Employee will be named as an insured on the director and officer liability insurance policy currently maintained, or as may be maintained by the Company from time to time, and, in addition, Employee will enter into the form of indemnification agreement provided to other similarly situated executive officers and directors of the Company.

12.3. Section 409A.

(a) To the extent (a) any payments or benefits to which Employee becomes entitled under this Agreement, or under any agreement or plan referenced herein, in connection with Employee’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (b) Employee is deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such payments shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of Employee’s “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) from the Company; or (ii) the date of Employee’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Employee, including (without limitation) the additional twenty percent (20%) tax for which Employee would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Employee or Employee’s beneficiary in one lump sum (without interest).

(b) Any termination of Employee’s employment is intended to constitute a “separation from service” and will be determined consistent with the rules relating to a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1.

(c) It is intended that each installment of the payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”) and/or Treasury Regulation Section 1.409A-1(b)(9) (iii) (as “involuntary separation pay”). To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder comply with Section 409A of the Code.

(d) Notwithstanding anything to the contrary set forth in this Agreement, if any payment under this Agreement subject to execution of a release is subject to the requirements of Section 409A of the Code, in no event will the timing of the execution of the release, directly or indirectly, result in Employee designating the calendar year of payment, and if a payment that is subject to execution of the release could be made in more than one taxable year, payment will be made in the later taxable year.

(e) Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

12.4. Severability. If any provision of this Agreement shall be found by any arbitrator or court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent of its invalidity or unenforceability, and agree that all other provisions in this Agreement shall continue in full force and effect.

12.5. No Waiver. The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind shall be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

12.6. Assignment. This Agreement and all rights hereunder are personal to Employee and may not be transferred or assigned by Employee at any time. The Company may assign its rights, together with its obligations hereunder, to any parent, subsidiary, affiliate or successor, or in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, provided, however, that any such assignee assumes the Company’s obligations hereunder.

12.7. Withholding. All sums payable to Employee hereunder shall be in United States Dollars and shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law.

12.8. Entire Agreement. This Agreement (and the exhibit(s) hereto) and the Purchase Agreement constitutes the entire and only agreement and understanding between the parties relating to Employee’s employment with Company. This Agreement supersedes and cancels any and all previous contracts, arrangements or understandings other than the exhibits hereto and the Purchase Agreement with respect to Employee’s employment.

12.9. Amendment. The parties understand and agree that this Agreement may not be amended, modified or waived, in whole or in part, except in a writing executed by (i) Employee and (ii) either (A) an authorized executive officer of the Company or (B) an authorized independent member of the Board, in each case, other than Employee.

12.10. Notices. All notices, if any, and all other communications, if any, required or permitted under this Agreement shall be in writing and hand delivered, sent via facsimile, sent by registered first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent via facsimile, five (5) days after mailing if sent by mail, and one (1) day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party shall notify the other parties:

If to the Company:	Audentes Therapeutics, Inc.

Attention:	Matthew Patterson

If to Employee:	Matthew Patterson

Facsimile:

12.11. Binding Nature. This Agreement shall be binding upon, and inure to the benefit of, the successors and personal representatives of the respective parties hereto.

12.12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which, taken together, constitute one and the same agreement.

12.13. Governing Law. This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws.

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement as of the date first above written.

AUDENTES THERAPEUTICS, INC.		MATTHEW PATTERSON

By:	/s/Jonathan Silverstein	/s/ Matthew Patterson

Name:	Jonathan Silverstein

Title:	Director

EXHIBIT A

Amendment No. 1 to Founder’s Restricted Stock Purchase Agreement

AUDENTES THERAPEUTICS, INC.

AMENDMENT NO. 1 TO FOUNDER’S

RESTRICTED STOCK PURCHASE AGREEMENT

This Amendment No. 1 to Founder’s Restricted Stock Purchase Agreement (this “Amendment”) is entered into as of July 16, 2013, by and between Audentes Therapeutics, Inc., a Delaware corporation (the “Company”) and Matthew Patterson (the “Founder”) and amends that certain Founder’s Restricted Stock Purchase Agreement dated as of December 21, 2012 by and between the Company and the Founder (the “Purchase Agreement”).

WHEREAS, the Company and certain investors (the “Investors”) are parties to the Series A Preferred Stock Purchase Agreement, of even date herewith, pursuant to which the Investors have agreed to purchase shares of the Company’s Series A Preferred Stock (the “Preferred Stock”); and

WHEREAS, the Company and the Founder desire to amend the Purchase Agreement to induce the Investors to purchase the Preferred Stock; and

WHEREAS, Section 13.7 of the Purchase Agreement provides that the terms of the Purchase Agreement may be amended only by a written agreement executed by the Company and the Founder.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned consent to this Amendment as follows:

1.	AMENDMENT OF AGREEMENT.

Sections 7.2.1 and 7.2.2 of the Purchase Agreement are hereby amended and restated in their entirety to read in their entirety as follows:

“7.2.1 Vesting Schedule. Shares that are vested pursuant to the schedule set forth herein are “Vested Shares”. Shares that are not vested pursuant to the schedule set forth herein are “Unvested Shares.” On the Effective Date all of the Shares will be Unvested Shares. If Purchaser has continuously been employed by the Company or any Affiliate, at all times from the Effective Date until January 1, 2013 (the “First Vesting Date”), then on the First Vesting Date 1/24th of the Shares will become Vested Shares; and thereafter, for so long (and only for so long) as Purchaser remains continuously employed by the Company or any Affiliate or successor (referred to collectively with the Company in this Section 7.2 as the “Company”) at all times after the First Vesting Date, on the same day of each succeeding calendar month after the First Vesting Date (or if there is no such day in any month, then the last day of such calendar month) an additional 1/24th of the Shares will become Vested Shares. No Unvested Shares will become Vested Shares after the Termination Date. If the application of the vesting percentage results in a fractional share, such share shall be rounded down to the nearest whole share for each month except for the last month in such vesting period, at the end of which last month the balance of Unvested Shares shall become fully Vested Shares.

7.2.2 Acceleration of Vesting Following Change of Control. In addition to any Shares that have become Vested Shares pursuant to Section 7.2.1 hereof, if there is a Change of Control and if, during the period of time commencing ninety (90) days prior to the execution of a definitive agreement providing for the consummation of such Change of Control and ending on the first anniversary of the consummation of such Change of Control, Purchaser’s employment by the Company is terminated by the Company, other than for Cause, or is terminated by Purchaser for Good Reason, then, effective as of such termination, 100% of the Shares will become Vested Shares at the time of such termination.

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As used in this Section 7.2.2:

“Cause” means (a) the Purchaser’s failure to satisfactorily perform the Purchaser’s duties after there has been delivered to the Purchaser a written demand for performance which describes the specific deficiencies in the Purchaser’s performance and the specific manner in which the Purchaser’s performance must be improved, and which provides thirty (30) business days from the date of notice to remedy such performance deficiencies; (b) the Purchaser’s conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude which the Company’s Board of Directors believes has had or will have a detrimental effect on the Company’s reputation or business, (c) the Purchaser engaging in an act of gross negligence or willful misconduct in the performance of his employment obligations and duties, (d) the Purchaser committing an act of fraud against, material misconduct or willful misappropriation of property belonging to the Company; (e) the Purchaser engaging in any other misconduct that has had or will have a material adverse effect on the Company’s reputation or business; or (f) the Purchaser’s breach of the Purchaser’s Employee Invention Assignment and Confidentiality Agreement or other unauthorized misuse of the Company’s trade secrets or proprietary information.

“Change of Control” means (a) a sale, conveyance, exchange or transfer (excluding any venture-backed or similar investments in the Company) in which any person or entity, other than persons or entities who as of immediately prior to such sale, conveyance, exchange or transfer own securities in the Company, either directly or indirectly, becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than fifty (50%) percent of the total voting power of all its then outstanding voting securities; (b) a merger or consolidation of the Company in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation; or (c) a sale of substantially all of the assets of the Company or a liquidation or dissolution of the Company.

“Good Reason” means any of the following taken without the Purchaser’s written consent and provided (a) the Company receives, within thirty (30) days following the occurrence of any of the events set forth in clauses (i) through (iv) below, written notice from the Purchaser specifying the specific basis for the Purchaser’s belief that the Purchaser is entitled to terminate employment for Good Reason, (b) the Company fails to cure the event constituting Good Reason within thirty (30) days after receipt of such written notice thereof, and (c) the Purchaser terminates employment within the earlier of ten days (10) days following expiration of such cure period or receipt from the Company that such deficiencies will not be cured: (i) a material change, adverse to the Purchaser, in the Purchaser’s position, titles, offices or duties; (ii) an assignment of any significant duties to the Purchaser that are inconsistent with the Purchaser’s positions or offices then held; (iii) a decrease in the Purchaser’s then current annual base salary by more than 10% (other than in connection with a general decrease in the salary of all other executive officers); or (iv) the relocation of the Purchaser to a facility or a location more than fifty (50) miles from the Purchaser’s then current location.”

2.	MISCELLANEOUS.

2.1 The terms and provisions of the Purchase Agreement shall remain in full force and effect except as specifically modified by this Amendment. On and after the date hereof, each reference in the Purchase Agreement to “this Agreement”, “hereof,” “herein,” “hereto,” “herewith,” “hereunder” and any other words of similar import shall, unless otherwise stated, be construed to refer to the Purchase Agreement as amended by this Amendment.

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2.2 This Amendment may be executed in counterparts and delivered by facsimile or any similar electronic transmission device, all of which shall be considered one and the same agreement.

2.3 This Amendment and all acts and transactions pursuant hereto and the rights and obligations of the parties to the Purchase Agreement, as amended hereby, will be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

2.4 This Amendment, together with the Purchase Agreement, as amended, and all exhibits hereto and thereto represent the entire agreement of the parties with respect to the subject matter herein.

(Signature Page Follows)

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

COMPANY:

AUDENTES THERAPEUTICS, INC.

By:	/s/ Matthew Patterson
Matthew Patterson
Chief Executive Officer

[Signature Page to Amendment No. 1 to Founder’s Restricted Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

FOUNDER:

/s/ Matthew Patterson
Matthew Patterson

[Signature Page to Amendment No. 1 to Founder’s Restricted Stock Purchase Agreement]

EXHIBIT B

Employee Invention Assignment and Confidentiality Agreement

EMPLOYEE INVENTION ASSIGNMENT AND

CONFIDENTIALITY AGREEMENT

In consideration of, and as a condition of my employment with Audentes Therapeutics, Inc., a Delaware corporation with its principal offices in the State of California (the “Company”), I, as the “Employee” signing this Employee Invention Assignment and Confidentiality Agreement (this “Agreement”), hereby represent to the Company, and the Company and I hereby agree as follows:

1. Purpose of Agreement. I understand that the Company is engaged in a continuous program of research, development, production and/or marketing in connection with its current and projected business and that it is critical for the Company to preserve and protect its proprietary information, its rights in certain inventions and works and in related intellectual property rights. Accordingly, I am entering into this Agreement, whether or not I am expected to create inventions or other works of value for the Company. As used in this Agreement, “Inventions” means inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works, confidential information and trade secrets.

2. Disclosure of Inventions. I will promptly disclose in confidence to the Company, or to any person designated by it, all Inventions that I make, create, conceive or first reduce to practice, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectable as trade secrets.

3. Work for Hire; Assigned Inventions. I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment will be “works made for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. I agree that all Inventions that I make, create, conceive or first reduce to practice during the period of my employment, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectable as trade secrets, and that (i) are developed using equipment, supplies, facilities or trade secrets of the Company; (ii) result from work performed by me for the Company; or (iii) relate to the Company’s business or actual or demonstrably anticipated research or development (the “Assigned Inventions”), will be the sole and exclusive property of the Company.

4. Excluded Inventions and Other Inventions. Attached hereto as Exhibit A is a list describing all existing Inventions, if any, that may relate to the Company’s business or actual or demonstrably anticipated research or development and that were made by me or acquired by me prior to the Effective Date (as defined in Section 25, below), and which are not to be assigned to the Company (“Excluded Inventions”). If no such list is attached, I represent and agree that it is because I have no rights in any existing Inventions that may relate to the Company’s business or actual or demonstrably anticipated research or development. For purposes of this Agreement, “Other Inventions” means Inventions in which I have or may have an interest, as of the Effective Date or thereafter, other than Assigned Inventions and Excluded Inventions. I acknowledge and agree that if, in the scope of my employment, I use any Excluded Inventions or any Other Inventions, or if I include any Excluded Inventions or Other Inventions in any product or service of the Company or if my rights in any Excluded Inventions or Other Inventions may block or interfere with, or may otherwise be required for, the exercise by the Company of any rights assigned to the Company under this Agreement, I will immediately so notify the Company in writing. Unless the Company and I agree otherwise in writing as to particular Excluded Inventions or Other Inventions, I hereby grant to the Company, in such circumstances (whether or not I give the Company notice as required above), a perpetual, irrevocable, nonexclusive, transferable, world-wide, royalty-free license to use, disclose, make, sell, offer for sale, import, copy, distribute, modify and create works based on, perform, and display such Excluded Inventions and Other Inventions, and to sublicense third parties in one or more tiers of sublicensees with the same rights.

5. Exception to Assignment. I understand that the Assigned Inventions will not include, and the provisions of this Agreement requiring assignment of inventions to the Company do not apply to, any invention that qualifies fully for exclusion under the provisions of Section 2870 of the California Labor Code, which are attached hereto as Exhibit B.

6. Assignment of Rights. I agree to assign, and do hereby irrevocably transfer and assign, to the Company: (i) all of my rights, title and interests in and with respect to any Assigned Inventions; (ii) all patents, patent applications, copyrights, mask works, rights in databases, trade secrets, and other intellectual property rights, worldwide, in any Assigned Inventions, along with any registrations of or applications to register such rights; and (iii) to the extent assignable, any and all Moral Rights (as defined below) that I may have in or with respect to any Assigned Inventions. I also hereby forever waive and agree never to assert any Moral Rights I may have in or with respect to any Assigned Inventions and any Excluded Inventions or Other Inventions licensed to the Company under Section 4, even after termination of my employment with the Company. “Moral Rights” means any rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, to withdraw from circulation or control the publication or distribution of a work, and any similar right, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

7. Assistance. I will assist the Company in every proper way to obtain and enforce for the Company all patents, copyrights, mask work rights, trade secret rights and other legal protections for the Assigned Inventions, worldwide. I will execute and deliver any documents that the Company may reasonably request from me in connection with providing such assistance. My obligations under this section will continue beyond the termination of my employment with the Company; provided that the Company agrees to compensate me at a reasonable rate after such termination for time and expenses actually spent by me at the Company’s request in providing such assistance. I hereby appoint the Secretary of the Company as my attorney-in-fact to execute documents on my behalf for this purpose. I agree that this appointment is coupled with an interest and will not be revocable.

8. Proprietary Information. I understand that my employment by the Company creates a relationship of confidence and trust with respect to any information or materials of a confidential or secret nature that may be made, created or discovered by me or that may be disclosed to me by the Company or a third party in relation to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company, or any other party with whom the Company agrees to hold such information or materials in confidence

(the “Proprietary Information”). Without limitation as to the forms that Proprietary Information may take, I acknowledge that Proprietary Information may be contained in tangible material such as writings, drawings, samples, electronic media, or computer programs, or may be in the nature of unwritten knowledge or know-how. Proprietary Information includes, but is not limited to, Assigned Inventions, marketing plans, product plans, designs, data, prototypes, specimens, test protocols, laboratory notebooks, business strategies, financial information, forecasts, personnel information, contract information, customer and supplier lists, and the non-public names and addresses of the Company’s customers and suppliers, their buying and selling habits and special needs.

9. Confidentiality. At all times, both during my employment and after its termination, I will keep and hold all Proprietary Information in strict confidence and trust. I will not use or disclose any Proprietary Information without the prior written consent of the Company in each instance, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company. Upon termination of my employment with the Company, I will promptly deliver to the Company all documents and materials of any nature pertaining to my work with the Company, and I will not take with me or retain in any form any documents or materials or copies containing any Proprietary Information.

10. Physical Property. All documents, supplies, equipment and other physical property furnished to me by the Company or produced by me or others in connection with my employment will be and remain the sole property of the Company. I will return to the Company all such items when requested by the Company, excepting only my personal copies of records relating to my employment or compensation and any personal property I bring with me to the Company and designate as such. Even if the Company does not so request, I will upon termination of my employment return to the Company all Company property, and I will not take with me or retain any such items.

11. No Breach of Prior Agreements. I represent that my performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment, proprietary information, confidentiality, non-competition, or other agreement with any former employer or other party. I represent that I will not bring with me to the Company or use in the performance of my duties for the Company any documents or materials or intangibles of my own or of a former employer or third party that are not generally available for use by the public or have not been legally transferred to the Company.

12. “At Will” Employment. I understand that this Agreement does not constitute a contract of employment or obligate the Company to employ me for any stated period of time. I understand that I am an “at will” employee of the Company and that my employment can be terminated at any time, with or without notice and with or without cause, for any reason or for no reason, by either the Company or by me. I acknowledge that any statements or representations to the contrary are ineffective, unless put into a writing signed by the Company. I further acknowledge that my participation in any stock option or benefit program is not to be construed as any assurance of continuing employment for any particular period of time.

13. Company Opportunities; Duty Not to Compete. During the period of my employment, I will at all times devote my best efforts to the interests of the Company, and I will not, without the prior written consent of the Company, engage in, or encourage or assist others to engage in, any other employment or activity that: (i) would divert from the Company any business opportunity in which the Company can reasonably be expected to have an interest; (ii) would directly compete with, or involve preparation to compete with, the current or future business of the Company; or (iii) would otherwise conflict with the Company’s interests or could cause a disruption of its operations or prospects.

14. Non-Solicitation of Employees/Consultants. During my employment with the Company and for a one (1) year period thereafter, I will not directly or indirectly solicit away employees or consultants of the Company for my own benefit or for the benefit of any other person or entity, nor will I encourage or assist others to do so.

15. Use of Name & Likeness. I hereby authorize the Company to use, reuse, and to grant others the right to use and reuse, my name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any form of media or technology now known or hereafter developed, both during and after my employment, for any purposes related to the Company’s business, such as marketing, advertising, credits, and presentations.

16. Notification. I hereby authorize the Company, during and after the termination of my employment with the Company, to notify third parties, including, but not limited to, actual or potential customers or employers, of the terms of this Agreement and my responsibilities hereunder.

17. Injunctive Relief. I understand that a breach or threatened breach of this Agreement by me may cause the Company to suffer irreparable harm and that the Company will therefore be entitled to injunctive relief to enforce this Agreement.

18. Governing Law; Severability. This Agreement is intended to supplement, and not to supersede, any rights the Company may have in law or equity with respect to the duties of its employees and the protection of its trade secrets. This Agreement will be governed by and construed in accordance with the laws of the State of California without giving effect to any principles of conflict of laws that would lead to the application of the laws of another jurisdiction. If any provision of this Agreement is invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible, given the fundamental intentions of the parties when entering into this Agreement. To the extent such provision cannot be so enforced, it will be stricken from this Agreement and the remainder of this Agreement will be enforced as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.

19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together will constitute one and the same agreement.

20. Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between the parties hereto with respect to such subject matter.

21. Amendment and Waiver. This Agreement may be amended only by a written agreement executed by each of the parties to this Agreement. No amendment or waiver of, or modification of any obligation under, this Agreement will be enforceable unless specifically set forth in a writing signed by the party against which enforcement is sought. A waiver by either party of any of the terms and conditions of this Agreement in any instance will not be deemed or construed to be a waiver of such term or condition with respect to any other instance, whether prior, concurrent or subsequent.

22. Successors and Assigns; Assignment. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will bind and benefit the parties and their respective successors, assigns, heirs, executors, administrators, and legal representatives. The Company may assign any of its rights and obligations under this Agreement. I understand that I will not be entitled to assign or delegate this Agreement or any of my rights or obligations hereunder, whether voluntarily or by operation of law, except with the prior written consent of the Company.

23. Further Assurances. The parties will execute such further documents and instruments and take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement. Upon termination of my employment with the Company, I will execute and deliver a document or documents in a form reasonably requested by the Company confirming my agreement to comply with the post-employment obligations contained in this Agreement.

24. Acknowledgement. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with this Agreement.

25. Effective Date of Agreement. This Agreement is and will be effective on and after the first day of my employment by the Company, which is December 21, 2012 (the “Effective Date”).

AUDENTES THERAPEUTICS, INC.:		Employee: MATTHEW PATTERSON

By:	/s/ Matthew Patterson	/s/ Matthew Patterson
Signature

Name:	Matthew Patterson
Name (Please Print)

Title:	Chief Executive Officer

[Signature Page to Employee Invention Assignment and Confidentiality Agreement]

Exhibit A

LIST OF EXCLUDED INVENTIONS UNDER SECTION 4

Identifying Number
Title	Date	or Brief Description

             No inventions, improvements, or original works of authorship

             Additional sheets attached

Signature of Employee: /s/ Matthew Patterson

Print Name of Employee: Matthew Patterson

Date:             12/21/12

Exhibit B

CALFORNIA LABOR CODE 2870 NOTICE:

California Labor Code Section 2870 provides as follows:

Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) result from any work performed by the employee for the employer. To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under California Labor Code Section 2870(a), the provision is against the public policy of this state and is unenforceable.